Exhibit 99.1

Blink Charging Announces Retirement of President and CEO Brendan Jones and the Appointment of Michael Battaglia as Successor

Current Blink President & CEO Brendan Jones to Retire on January 31, 2025

Bowie, Md., (August 28, 2024) - Blink Charging Co. (NASDAQ: BLNK) (“Blink” or the “Company”), a leading global manufacturer, owner, operator and provider of electric vehicle (EV) charging equipment and services, today announced that its President & CEO, Brendan Jones, will retire on January 31, 2025 concluding 5 years of dedicated service. Following his retirement, Jones will remain involved with the Company as a board member and executive advisor through July 2025. Effective February 1, 2025, Michael (Mike) Battaglia, the Company’s Chief Operating Officer (COO), will be promoted to the role of President & CEO.

“When I joined Blink in early 2020, my plan was to lead the Company for five years,” said Brendan Jones. “As that time approaches, I will officially step down as President and CEO as part of my planned retirement. However, I will continue to support Blink as an active Board member and advisor through July 2025.”

Under Jones’ leadership and with Battaglia’s pivotal role, Blink has experienced remarkable growth. In 2023, the Company achieved $140.6 million in revenue and generated the highest gross margin among comparable companies, a significant increase from $3 million in revenue in 2019. Battaglia, who joined Blink in 2020 as VP of Sales, was promoted to Chief Revenue Officer and now serves as Chief Operating Officer. His contributions have been instrumental in driving this growth.

Before joining Blink, Battaglia accumulated over 24 years of experience in progressively senior roles. This includes more than 14 years at JD Power, a U.S.-based data analytics and consumer intelligence company, significant positions at SmartDisk, a consumer electronics and software solutions company and held several roles at Toyota Motor Sales, U.S.A. Battaglia and his wife will be relocating to the Washington, D.C. metro area to be closer to Blink’s Global Headquarters in Bowie, MD.

Blink’s Board of Directors conducted a thorough succession planning process, which involved an extensive evaluation of candidates and alignment with the company’s goals. This process led to the recommendation of Michael Battaglia by the Nominating Committee. “We have been diligently preparing for this leadership change to ensure Blink’s continued success,” Jones added. “Mike has been a vital part of our growth, contributing across Sales, Operations, and Strategic Enablement. His deep understanding of our business combined with his trusted relationships with both the executive team and external stakeholders make him the ideal successor. My decision to retire was influenced by the team’s capability to lead Blink into the future. I have full confidence in Mike’s ability to collaborate effectively with the other talented team members and lead Blink to new heights. I am genuinely excited about the future and the opportunities ahead.”

Mike Battaglia expressed his perspective about the new role: “I am honored to assume this position and proud of what our team has accomplished. As we look to the future of the EV industry, we are optimistic about the opportunities ahead. We remain committed to advancing Blink’s position as a leading provider of electrified transportation solutions and innovative technologies. I am grateful to be part of this great team and thankful for Brendan’s leadership and vision. I look forward to building on this strong foundation.”

Ritsaart van Montfrans, Chairman of Blink’s Board, added: “Mike Battaglia is a seasoned leader with a proven track record in the EV charging industry. We are confident in his ability to drive Blink’s growth as we enter this new phase. All of us at Blink Charging congratulate Brendan on his upcoming retirement. He has made a positive and indelible mark on the EV industry, and his contributions to Blink have been invaluable. We value his contribution to building a strong team, including Mike, who is exceptionally well-positioned to lead Blink into the future.”

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About Blink Charging

Blink Charging Co. (Nasdaq: BLNK) is a global leader in electric vehicle (EV) charging equipment and services, enabling drivers, hosts, and fleets to easily transition to electric transportation through innovative charging solutions. Blink’s principal line of products and services include Blink’s EV charging network (“Blink Network”), EV charging equipment, and EV charging services. The Blink Network utilizes proprietary, cloud-based software that operates, maintains, and tracks the EV charging stations connected to the network and the associated charging data. Blink has established key strategic partnerships for rolling out adoption across numerous location types, including parking facilities, multifamily residences and condos, workplace locations, health care/medical facilities, schools and universities, airports, auto dealers, hotels, mixed-use municipal locations, parks and recreation areas, religious institutions, restaurants, retailers, stadiums, supermarkets, and transportation hubs.

For more information, please visit https://blinkcharging.com/

Forward-Looking Statements

This press release contains forward-looking statements as defined within Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements, and terms such as “anticipate,” “expect,” “intend,” “may,” “will,” “should” or other comparable terms, involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. Those statements include statements regarding the intent, belief or current expectations of Blink Charging and members of its management, as well as the assumptions on which such statements are based. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, including those described in Blink Charging’s periodic reports filed with the SEC, and that actual results may differ materially from those contemplated by such forward-looking statements. Except as required by federal securities law, Blink Charging undertakes no obligation to update or revise forward-looking statements to reflect changed conditions.

Blink Media Contact

Nipunika Coe

PR@BlinkCharging.com

305-521-0200 ext. 266

Blink Investor Relations Contact

Vitalie Stelea

IR@BlinkCharging.com

305-521-0200 ext. 446